Exhibit 99.2

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

Reconciliation of Reported Gross Margin to Adjusted Gross Margin	For the three months ended March 31, 2017	For the three months ended September 30, 2017

Gross margin, as reported	-29%	-32%
Provision for common stock warrants	—	42%
Adjusted gross margin	-29%	11%

Reconciliation of Reported Operating Loss to Adjusted EBITDAS

Operating loss, as reported	$(19,622)	$(36,381)
Stock-based compensation	2,462	2,496
Depreciation and amortization	2,145	2,566
Walmart financing cash margin	—	3,135
Provision for common stock warrants	—	26,057
Adjusted EBITDAS	$(15,015)	$(2,127)

Reconciliation of Reported Total Operating Expenses to Cash Operating Expenses

Total operating expenses		$16,971
Stock-based compensation		(2,496)
Depreciation and amortization		(2,566)
Cash operating expenses		$11,909

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted EBITDAS, adjusted gross margin and cash operating expenses, which are non-GAAP measures.  These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

Adjusted EBITDAS, adjusted gross margin and cash operating expenses are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.  Adjusted EBITDAS is defined as EBITDAS adjusted for cash margin realized on financing PPA deployments.   Adjusted gross margin is defined as gross margin adjusted for warrant related charges.  Cash operating expenses is defined as total operating expenses less non-cash charges.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, Adjusted EBITDAS exclude certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business.  Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.